EXHIBIT 99.2

THE ASHFORD HOSPITALITY SELECT HOTELS

Report of Independent Auditors
The Board of Directors of
Ashford Hospitality Trust, Inc. and subsidiaries
We have audited the accompanying combined consolidated financial statements of The Ashford Hospitality Select Hotels (the Company), which comprise the combined consolidated balance sheets as of December 31, 2013 and 2012, and the related combined consolidated statements of operations, comprehensive loss, equity and cash flows for the years then ended, and the related notes to the combined consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of The Ashford Hospitality Select Hotels at December 31, 2013 and 2012, and the combined consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Dallas, Texas
January 29, 2015

THE ASHFORD HOSPITALITY SELECT HOTELS
COMBINED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2013	2012
Assets
Investments in hotel properties, net	$283,445	$289,530
Cash and cash equivalents	9,148	2,529
Restricted cash	2,029	715
Accounts receivable, net of allowance of $7 and $21, respectively	2,161	2,043
Inventories	57	52
Deferred costs, net	859	409
Prepaid expenses	866	928
Other assets	102	59
Due from third-party hotel managers	6,360	5,177
Total assets	$305,027	$301,442
Liabilities and Equity
Liabilities:
Indebtedness	$23,275	$11,792
Accounts payable and accrued expenses	4,504	3,193
Unfavorable management contract liabilities	395	527
Due to related party, net	134	231
Due to third-party hotel managers	143	32
Deferred tax liability, net	1,798	1,791
Other liabilities	307	222
Total liabilities	30,556	17,788
Commitments and contingencies (Note 8)
Equity:
Owner’s equity of the Company	273,424	281,641
Noncontrolling interest in consolidated entities	1,047	2,013
Total equity	274,471	283,654
Total liabilities and equity	$305,027	$301,442
See Notes to Combined Consolidated Financial Statements.

THE ASHFORD HOSPITALITY SELECT HOTELS
COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended December 31,
	2013	2012
Revenue
Rooms	$72,940	$71,197
Food and beverage	2,556	2,242
Other	1,749	1,705
Total hotel revenue	77,245	75,144
Expenses
Hotel operating expenses:
Rooms	18,778	18,236
Food and beverage	1,778	1,620
Other expenses	22,400	21,610
Management fees	4,418	4,298
Total hotel expenses	47,374	45,764
Property taxes, insurance and other	4,476	4,268
Depreciation and amortization	12,255	11,871
Corporate general and administrative	5,167	4,233
Total expenses	69,272	66,136
Operating income	7,973	9,008
Interest income	7	14
Interest expense and amortization of loan costs	(13,245)	(12,781)
Write-off of loan costs and exit fees	(127)	—
Unrealized loss on derivatives	—	—
Loss before income taxes	(5,392)	(3,759)
Income tax expense	(524)	(527)
Net loss	(5,916)	(4,286)
(Income) loss from consolidated entities attributable to noncontrolling interest	(14)	12
Net loss attributable to the Company	$(5,930)	$(4,274)
See Notes to Combined Consolidated Financial Statements.

THE ASHFORD HOSPITALITY SELECT HOTELS
COMBINED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Year Ended December 31,
	2013	2012
Net loss	$(5,930)	$(4,274)
Other comprehensive income (loss), net of tax:
Total other comprehensive income (loss)	—	—
Total comprehensive loss	(5,930)	(4,274)
Comprehensive (income) loss attributable to a noncontrolling interest in consolidated entities	(14)	12
Comprehensive loss attributable to the Company	$(5,944)	$(4,262)
See Notes to Combined Consolidated Financial Statements.

THE ASHFORD HOSPITALITY SELECT HOTELS
COMBINED CONSOLIDATED STATEMENTS OF EQUITY
(in thousands)

	Owner’s Equity	Noncontrolling Interest in Consolidated Entities	Total
Balance at January 1, 2012	$285,286	$2,025	$287,311
Net loss	(4,274)	(12)	(4,286)
Contributions from owner, net	629	—	629
Balance at December 31, 2012	$281,641	$2,013	$283,654
Distributions to noncontrolling interest	—	(980)	(980)
Net income (loss)	(5,930)	14	(5,916)
Distributions to owner, net	(2,287)	—	(2,287)
Balance at December 31, 2013	$273,424	$1,047	$274,471
See Notes to Combined Consolidated Financial Statements.

THE ASHFORD HOSPITALITY SELECT HOTELS
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2013	2012
Cash Flows from Operating Activities
Net loss	$(5,916)	$(4,286)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation and amortization	12,255	11,871
Amortization of loan costs	775	584
Amortization of intangibles	(132)	(132)
Bad debt expense	46	44
Deferred tax expense (benefit)	7	(42)
Gain on insurance settlement	(28)	—
Write-off of deferred loan costs	127	—
Changes in operating assets and liabilities—
Restricted cash	(179)	(7)
Accounts receivable and inventories	(108)	(84)
Prepaid expenses and other assets	799	886
Accounts payable and accrued expenses	(157)	(788)
Other liabilities	200	—
Due to/from related party	(97)	21
Due to/from third-party hotel managers	(1,172)	577
Net cash provided by operating activities	6,420	8,644
Cash Flows from Investing Activities
Improvements and additions to hotel properties	(6,506)	(9,149)
Restricted cash related to improvements and additions to hotel properties	(1,135)	(135)
Proceeds from insurance claims	21	58
Net cash used in investing activities	(7,620)	(9,226)
Cash Flows from Financing Activities
Borrowings on indebtedness	18,200	—
Repayments of indebtedness	(6,717)	(335)
Payments of loan costs and prepayment penalties	(672)	—
Contributions (distributions) from/to owner, net	(2,992)	112
Net cash provided by (used in) financing activities	7,819	(223)
Net change in cash and cash equivalents	6,619	(805)
Cash and cash equivalents at beginning of year	2,529	3,334
Cash and cash equivalents at end of year	$9,148	$2,529
Supplemental Cash Flow Information
Interest paid	$12,503	$12,141
Income taxes paid	$16	$88
Supplemental Disclosure of Non Cash Investing and Financing Activities
Financed insurance premiums	$780	$935
Non cash contributions from owner	$705	$517
Accrued but unpaid capital expenditures	$95	$411
Distributions declared but not paid to a noncontrolling interest in consolidated entities	$980	$—
See Notes to Combined Consolidated Financial Statements.

THE ASHFORD HOSPITALITY SELECT HOTELS
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012
1. Organization and Description of Business
Ashford Hospitality Trust, Inc. (“AHT”) is a self-advised real estate investment trust (“REIT”) as defined in the Internal Revenue Code (“Code”) and was formed in Maryland on May 13, 2003. AHT commenced operations in August 2003 and has been focused on investing in the hospitality industry across all segments and in all methods including direct real estate, securities, equity, and debt. AHT owns its lodging investments and conducts its business through the majority-owned Ashford Hospitality Limited Partnership (“AHLP”), an operating partnership that was formed in Delaware on May 13, 2003. The general partner of AHLP is Ashford OP Limited Partner LLC, a Delaware limited liability company. AHLP will continue into perpetuity unless earlier dissolved or terminated pursuant to law or the provisions of the AHLP limited partnership agreement. The accompanying combined consolidated financial statements include the accounts of certain wholly-owned and majority owned subsidiaries of AHLP that own and operate 16 hotels in ten states. The portfolio includes 14 wholly-owned hotel properties and two hotel properties that are owned through a partnership in which AHT has an 85% controlling interest with Interstate Hotels & Resorts, Inc. ("Interstate") holding the remaining 15%. These hotels represent 2,560 total rooms, or 2,533 net rooms, excluding those attributable to our partner. As of December 31, 2013, 13 of the 16 hotel properties were leased by AHT’s indirect wholly-owned subsidiaries that are treated as taxable REIT subsidiaries ("TRS") for federal income tax purposes, one was owned by an AHT indirect wholly-owned subsidiary that is treated as a TRS and two hotel properties owned through a consolidated partnership were leased to two TRSs wholly-owned by such consolidated partnership. Each leased hotel is leased under a percentage lease that provides for each lessee to pay in each calendar month the base rent plus, in each calendar quarter, percentage rent, if any, based on hotel revenues. Lease revenue from the TRS is eliminated in combination and/or consolidation. The hotels are operated under management contracts with Marriott International, Inc., Interstate and Remington Lodging and Hospitality LLC, together with its affiliates ("Remington Lodging"), which is beneficially owned owned by Mr. Monty J. Bennett, AHT's Chairman and Chief Executive Officer and Mr. Archie Bennett, Jr., AHT's Chairman Emeritus, which are eligible independent contractors under the Code.
With respect to 14 of the 16 hotels, the accompanying combined consolidated financial statements include the accounts of the following subsidiaries of AHT:

1.	Ashford Buena Vista LP
2.	Ashford Louisville LP
3.	Ashford Tipton Lakes LP
4.	Ashford Jacksonville IV LP
5.	Ashford Orlando Sea World LP
6.	Ashford Salt Lake LP
7.	Ashford Overland Park LP
8.	Ashford Ruby Palm Desert I LP
9.	Ashford Gaithersburg LP
10.	Ashford Centerville LP
11.	Ashford Ft. Lauderdale Weston I LLC
12.	Ashford Ft. Lauderdale Weston II LLC
13.	Ashford Ft. Lauderdale Weston III LLC
14.	Ashford LV Hughes Center LP
15.	Ashford BWI Airport LP
With respect to 14 of the 16 hotels, the accompanying combined consolidated financial statements include certain of the accounts of the following subsidiaries of AHT:

1.	Ashford TRS Lessee I LLC
2.	Ashford TRS VI Corporation
3.	Ashford TRS Pool I LLC
4.	Ashford TRS Lessee III LLC
5.	Ashford TRS Sapphire LLC

With respect to the other two hotels, the accompanying combined consolidated financial statements include the accounts of Ashford IHC Partners, LP and its subsidiaries which include:

1.	RI Manchester Hotel Partners, LP
2.	CY Manchester Hotel Partners, LP
3.	RI Manchester Tenant Corporation
4.	CY Manchester Tenant Corporation
5.	CY-CIH Manchester Parent, LLC
6.	RI-CIH Manchester Parent, LLC
The 16 hotels which are owned and operated through each of the aforementioned entities are collectively referred to as “The Ashford Hospitality Select Hotels”. In this report, the terms “the Company,” “we,” “us” or “our” refers to The Ashford Hospitality Select Hotels.
2. Significant Accounting Policies
Basis of Presentation and Principles of Combination and Consolidation—The accompanying historical combined consolidated financial statements of The Ashford Hospitality Select Hotels have been “carved out” of AHT’s consolidated financial statements and reflect significant assumptions and allocations. These hotels are under AHT’s common control. The combined consolidated financial statements were prepared using the financial position and results of operations of the entities set forth above after adjustments for certain ownership related activities that have been historically accounted for by AHT. These ownership activities include mortgage indebtedness associated with the 16 hotels, debt related expenses and other owner related expenses. In addition, the combined consolidated statements of operations include allocations of corporate general and administrative expenses from AHT, which in the opinion of management, are reasonable. The historical financial information is not necessarily indicative of the Company’s future results of operations, financial position and cash flows. All significant inter-company accounts and transactions between combined consolidated entities have been eliminated in these historical combined consolidated financial statements.
Marriott International, Inc. (“Marriott”) manages seven of our properties. For these Marriott-managed hotels, the 2012 fiscal year reflects twelve weeks of operations in each of the first three quarters of the year and 16 weeks for the fourth quarter of the year. Beginning in 2013, the fiscal quarters end on March 31, June 30, September 30 and December 31. Therefore, in any given period, period-over-period results will have different ending dates. For Marriott-managed hotels, the fourth quarter of 2012 ended December 28, 2012.
Subsequent events have been evaluated through January 29, 2015, the date the Company issued its financial statements.
Use of Estimates—The preparation of these combined consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents—Cash and cash equivalents include cash on hand or held in banks and short-term investments with an initial maturity of three months or less at the date of purchase.
Restricted Cash—Restricted cash includes reserves for debt service, real estate taxes, and insurance, as well as excess cash flow deposits and reserves for furniture, fixtures, and equipment replacements of approximately 4% to 5% of property revenue for certain hotels, as required by certain management or mortgage debt agreement restrictions and provisions. For purposes of the combined consolidated statements of cash flows, changes in restricted cash caused by using such funds for debt service, real estate taxes and insurance are shown as operating activities. Changes in restricted cash caused by using such funds for furniture, fixtures and equipment replacements are included in cash flows from investing activities.
Accounts Receivable—Accounts receivable consists primarily of hotel guest receivables. We generally do not require collateral. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of guests to make required payments for services. The allowance is maintained at a level believed adequate to absorb estimated receivable losses. The estimate is based on past receivable loss experience, known and inherent credit risks, current economic conditions, and other relevant factors, including specific reserves for certain accounts.

Inventories—Inventories, which primarily consist of food, beverages, and gift store merchandise, are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.
Investments in Hotel Properties—Hotel properties are generally stated at cost. For hotel properties owned through our majority-owned entities, the carrying basis attributable to the partners’ minority ownership is recorded at historical cost, net of any impairment charges, while the carrying basis attributable to our majority ownership is recorded based on the allocated purchase price of our ownership interests in the entities. All improvements and additions which extend the useful life of the hotel properties are capitalized.
Impairment of Investments in Hotel Properties—Hotel properties are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of the hotel is measured by comparison of the carrying amount of the hotel to the estimated future undiscounted cash flows, which take into account current market conditions and our intent with respect to holding or disposing of the hotel. If our analysis indicates that the carrying value of the hotel is not recoverable on an undiscounted cash flow basis, we recognize an impairment charge for the amount by which the property’s net book value exceeds its estimated fair value, or fair value, less cost to sell. In evaluating the impairment of hotel properties, we make many assumptions and estimates, including projected cash flows, expected holding period and expected useful life. Fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions and third-party appraisals, where considered necessary. For the years ended December 31, 2013 and 2012, we did not record any impairment charges.
Assets Held for Sale and Discontinued Operations—We classify assets as held for sale when we have obtained a firm commitment from a buyer, and consummation of the sale is considered probable and expected within one year. The related operations of assets held for sale are reported as discontinued if a) such operations and cash flows can be clearly distinguished, both operationally and financially, from our ongoing operations, b) such operations and cash flows will be eliminated from ongoing operations once the disposal occurs, and c) we will not have any significant continuing involvement subsequent to the disposal.
Deferred Costs, net—Deferred loan costs are recorded at cost and amortized over the terms of the related indebtedness using the effective interest method.
Due to/from Related Party—Due to/from related party represents current receivables and payables resulting from transactions related to hotel management, project management and market services with Remington Lodging. Due to/from related party is generally settled within a period not exceeding one year.
Due to/from Third-Party Hotel Managers—Due from third-party hotel managers primarily consists of amounts due from Marriott related to cash reserves held at the Marriott corporate level related to operating, capital improvements, insurance, real estate taxes, and other items. Due to third-party hotel managers primarily consists of amounts due to Marriott and/or Interstate related to rebilled expenses.
Unfavorable Management Contract Liabilities—A management agreement assumed by AHT in an acquisition of a hotel in 2007 has terms that are more favorable to the respective manager than typical market management agreements at the acquisition date. As a result, AHT recorded an unfavorable contract liability related to that management agreement totaling $1.3 million based on the present value of expected cash outflows over the initial term of the related agreement. The unfavorable contract liability, with an unamortized balance of $395,000 and $527,000 as of December 31, 2013 and 2012, respectively, is amortized as a reduction to incentive management fees on a straight-line basis of $132,000 over the initial term of the related agreement which runs through December 31, 2016.
Noncontrolling Interest in Consolidated Entities—The noncontrolling interest in consolidated entities represents an ownership interest of 15% in two hotel properties at December 31, 2013 and 2012 and is reported in equity in the combined consolidated balance sheets.
Income/loss from consolidated entities attributable to noncontrolling interest in our consolidated entities are reported as deductions/additions from/to net income/loss. Comprehensive income/loss attributable to this noncontrolling interest is reported as reductions/additions from/to comprehensive income/loss.
Revenue Recognition—Hotel revenues, including room, food, beverage, and ancillary revenues such as long-distance telephone service, laundry, parking and space rentals, are recognized when services have been rendered. Taxes collected from customers and submitted to taxing authorities are not recorded in revenue.

Other Expenses—Other expenses include telephone charges, guest laundry, valet parking, and hotel-level general and administrative expenses, sales and marketing expenses, repairs and maintenance, franchise fees and utility costs. They are expensed as incurred.
Advertising Costs—Advertising costs are charged to expense as incurred. For the years ended December 31, 2013 and 2012, we incurred advertising costs of $282,000 and $314,000, respectively. Advertising costs are included in “Other expenses” in the combined consolidated statements of operations.
Corporate General and Administrative Expense—Corporate general and administrative expense represents an allocation of certain AHT corporate general and administrative costs including salaries and benefits, stock based compensation, legal and professional fees, rent expense, insurance expense and office expenses. The costs were allocated based on the pro rata share of our net investments in hotel properties in relation to AHT’s net investments in hotel properties for all indirect costs. All direct costs associated with the operations of the 16 hotel properties are included in the combined consolidated financial statements.
Depreciation and Amortization—Hotel properties are depreciated over the estimated useful life of the assets and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related assets. Presently, hotel properties are depreciated using the straight-line method over lives ranging from 7.5 to 39 years for buildings and improvements and 3 to 5 years for furniture, fixtures and equipment. While we believe our estimates are reasonable, a change in estimated useful lives could affect depreciation expense and net income (loss) as well as resulting gains or losses on potential hotel sales.
Income Taxes—The Company’s financial statement income and taxable income have been “carved out of” of AHLP and prepared on a separate return basis. The combined consolidated entities that operate our 16 hotels and own one of our hotels are considered taxable corporations for U.S. federal, state and city income tax purposes. The consolidated entities that operate the two hotels owned by our consolidated partnership elected to be treated as taxable REIT subsidiaries (“TRS”) in April 2007 when the related partnership interest was acquired by AHT. The other entities that own our hotels are considered partnerships for federal income tax purposes. Partnerships are not subject to U.S. federal income taxes. These partnerships’ revenues and expenses pass through to and are taxes on the owners. The states and cities where the partnerships operate generally follow the U.S. federal income tax treatment. Accordingly, we have not provided for income taxes for the partnerships.
In accordance with authoritative accounting guidance, we account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. In addition, the analysis utilized by us in determining our deferred tax asset valuation allowance involves considerable management judgment and assumptions.
The “Income Taxes” Topic of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification addresses the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The guidance requires us to determine whether tax positions we have taken or expect to take in a tax return are more likely than not to be sustained upon examination by the appropriate taxing authority based on the technical merits of the positions. Tax positions that do not meet the more likely than not threshold would be recorded as additional tax expense in the current period. We analyze all open tax years, as defined by the statute of limitations for each jurisdiction, which includes the federal jurisdiction and various states. We classify interest and penalties related to underpayment of income taxes as income tax expense. We and our subsidiaries will file income tax returns in the U.S. federal jurisdiction and various states and cities. Tax years 2011 through 2014 remain subject to potential examination by certain federal and state taxing authorities.
Recently Adopted Accounting Standards—In May 2011, the FASB issued accounting guidance for common fair value measurement and disclosure requirements. The guidance requires disclosures of (i) quantitative information about the significant unobservable inputs used for level 3 measurements; (ii) description of the valuation processes surrounding level 3 measurements; (iii) narrative description of the sensitivity of recurring level 3 measurements to unobservable inputs; (iv) hierarchy classification for items whose fair value is only disclosed in the footnotes; and (v) any transfers between level 1 and 2 of the fair value hierarchy. The new accounting guidance was effective during interim and annual periods beginning after December 15, 2011. We have adopted this accounting guidance and provided the additional required disclosures in Notes 6 and 7. The adoption of this accounting guidance did not affect our financial position or results of operations.
In December 2011, the FASB issued accounting guidance to clarify how to determine whether a reporting entity should derecognize the in substance real estate upon loan defaults when it ceases to have controlling interest in a subsidiary that is in substance real estate. Under this guidance, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related non-recourse indebtedness. That is, even if the reporting entity ceases to have a controlling financial interest, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary’s operations in its financial statements until legal title to the real estate is transferred to legally satisfy the debt. The new accounting guidance is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. Early adoption is permitted. This guidance was adopted early. The adoption of this accounting guidance did not affect our financial position or results of operations.
In December 2011 and further amended in November 2012, the FASB issued accounting guidance to require disclosures about offsetting assets and liabilities. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements that are either netted on the balance sheet or subject to an enforceable master netting agreement or similar arrangement. The new accounting guidance is effective for fiscal years, and interim periods within those years, beginning after January 1, 2013 and the disclosures should be reported retrospectively for all comparative periods presented. The adoption of this accounting guidance did not have a material impact on our financial position and results of operations.
Recently Issued Accounting Standards—In April 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). ASU 2014-08 revises the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results, removing the lack of continuing involvement criteria and requiring discontinued operations reporting for the disposal of an equity method investment that meets the definition of discontinued operations. The update also requires expanded disclosures for discontinued operations, including disclosure of pretax profit or loss of an individually significant component of an entity that does not qualify for discontinued operations reporting. ASU 2014-08 is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. Upon adoption of this standard, we will be required to evaluate whether a disposal meets the discontinued operations requirements under ASU 2014-08. We will make the additional disclosures upon adoption. Upon adoption, we anticipate that the operations of sold hotel properties through the date of their disposal will be included in continuing operations.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 is a comprehensive new revenue recognition model, which requires a company to recognize revenue to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration the company expects to receive in exchange for those goods or services. The update will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. ASU 2014-09 is effective for fiscal periods beginning after December 15, 2016. Early adoption is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our combined consolidated financial statements and related disclosures. We have not yet selected a transition method.
In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), to provide guidance on management's responsibility to perform interim and annual assessments of an entity’s ability to continue as a going concern and to provide related disclosure requirements. ASU 2014-15 applies to all entities and is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. We do not expect the adoption of this standard will have an impact on our financial position, results of operations or cash flows.
3. Investments in Hotel Properties, net
Investments in hotel properties, net consisted of the following (in thousands):

	December 31,
	2013	2012
Land	$52,590	$52,590
Buildings and improvements	279,730	277,780
Furniture, fixtures and equipment	20,684	19,171
Construction in progress	1,297	1,289
Total cost	354,301	350,830
Accumulated depreciation	(70,856)	(61,300)
Investments in hotel properties, net	$283,445	$289,530
The cost of land and depreciable property, net of accumulated depreciation, for federal income tax purposes was approximately $278.0 million and $283.8 million as of December 31, 2013 and 2012, respectively.
For the years ended December 31, 2013 and 2012, depreciation expense was $12.2 million and $11.8 million, respectively.

4. Deferred Costs, net
Deferred costs, net consisted of the following (in thousands):

	December 31,
	2013	2012
Deferred loan costs	$707	$228
Deferred franchise fees	443	443
Total costs	1,150	671
Accumulated amortization	(291)	(262)
Deferred costs, net	$859	$409
For the years ended December 31, 2013 and 2012, amortization of loan costs was $775,000 and $584,000, respectively, of which $705,000 and $517,000, respectively was allocated. See Note 5.
5. Indebtedness
Indebtedness and the carrying values of related collateral were as follows (in thousands):

				December 31, 2013		December 31, 2012
Indebtedness	Collateral	Maturity	Interest Rate	Debt Balance	Book Value of Collateral	Debt Balance	Book Value of Collateral
Mortgage loan	1 hotel	May 2014	8.32%	5,075	8,994	5,285	9,043
Mortgage loan(1)	1 hotel	January 2024	5.49%	10,800	17,223	—	—
Mortgage loan	1 hotel	January 2024	5.49%	7,400	8,623	—	—
Mortgage loan(1)	1 hotel	April 2034	Greater of 6.00% or Prime + 1.00%	—	—	6,507	18,024
Total				$23,275	$34,840	$11,792	$27,067
________

(1)	In December 2013, AHT refinanced our $6.5 million loan due April 2034 with a $10.8 million loan due January 2024. The new loan provides for a fixed interest rate of 5.49% with no extension option.
As of December 31, 2013 and 2012, AHT held mortgage loans of $199.7 million and $203.4 million, respectively, in which certain of our properties were held as collateral with other hotel properties of AHT which have been excluded from our indebtedness. Additionally, the restricted cash balances and deferred loan costs are also excluded. These amounts are not included in our financial position as we are not the sole obligor on the various loan pools. The related interest expense and amortization of loan costs associated with these loans is included in our results of operations for the years ended December 31, 2013 and 2012.
In December 2013, AHT refinanced our $6.5 million loan due April 2034, with a $10.8 million loan due January 2024. The new loan provides for a fixed interest rate of 5.49%. The new loan continues to be secured by the Residence Inn Jacksonville. Additionally, AHT completed the financing for a $7.4 million loan due January 2024. The new loan provides for a fixed interest rate of 5.49% and is secured by the Residence Inn Manchester. We have an 85% ownership interest in the property, with Interstate holding the remaining 15%. Our share of the excess loan proceeds were added to our unrestricted cash balance. The refinancing was treated as an extinguishment and resulted in the write-off of $65,000 of deferred loan costs.

The maturities and scheduled amortization of indebtedness as of December 31, 2013 for each of the following five years and thereafter are as follows (in thousands):

2014	$5,288
2015	244
2016	255
2017	272
2018	288
Thereafter	16,928
Total	$23,275
The assets of certain of our subsidiaries are pledged under non-recourse indebtedness and are not available to satisfy the debts and other obligations of the combined consolidated group. Presently, our existing covenants are non-recourse. As of

December 31, 2013, we were in compliance in all material respects with all covenants or other requirements set forth in our debt agreements as amended.

6. Fair Value Measurements
Fair Value Hierarchy—Our financial instruments measured at fair value either on a recurring or a non-recurring basis are classified in a hierarchy for disclosure purposes consisting of three levels based on the observability of inputs in the market place as discussed below:

•
Level 1: Fair value measurements that are quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets.

•
Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•
Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability.

There were no financial instruments measured at fair value as of December 31, 2013 and 2012.
7. Summary of Fair Value of Financial Instruments
Determining the estimated fair values of certain financial instruments such as indebtedness requires considerable judgment to interpret market data. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Accordingly, the estimates presented are not necessarily indicative of the amounts at which these instruments could be purchased, sold or settled.
The carrying amounts and estimated fair values of financial instruments were as follows (in thousands):

	December 31, 2013		December 31, 2012
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets not measured at fair value:
Cash and cash equivalents	$9,148	$9,148	$2,529	$2,529
Restricted cash	$2,029	$2,029	$715	$715
Accounts receivable	$2,161	$2,161	$2,043	$2,043
Due from third-party hotel managers	$6,360	$6,360	$5,177	$5,177
Financial liabilities not measured at fair value:
Indebtedness	$23,275	$24,325 to $26,886	$11,792	$11,692 to $12,923
Accounts payable and accrued expenses	$4,504	$4,504	$3,193	$3,193
Due to related party, net	$134	$134	$231	$231
Due to third-party hotel managers	$143	$143	$32	$32
Cash, cash equivalents and restricted cash. These financial assets bear interest at market rates and have maturities of less than 90 days. The carrying values approximate fair value due to the short-term nature of these financial instruments. This is considered a Level 1 valuation technique.
Accounts receivable, Accounts payable and accrued expenses, due to/from third-party hotel managers and due to related party, net. The carrying values of these financial instruments approximate their fair values due to the short-term nature of these financial instruments. This is considered a Level 1 valuation technique.
Indebtedness. Fair value of indebtedness is determined using future cash flows discounted at current replacement rates for these instruments. Cash flows are determined using a forward interest rate yield curve. The current replacement rates are determined by using the U.S. Treasury yield curve or the index to which these financial instruments are tied, and adjusted for the credit spreads. Credit spreads take into consideration general market conditions, maturity and collateral. For the December 31, 2013 and 2012 indebtedness valuations, we used estimated future cash flows discounted at applicable index forward curves adjusted for credit spreads. We estimated the fair value of the total indebtedness to be approximately 104.5% to 115.5% of the carrying value of $23.3 million at December 31, 2013, and approximately 99.2% to 109.6% of the carrying value of $11.8 million at December 31, 2012. This is considered a Level 2 valuation technique.
8. Commitments and Contingencies
Restricted Cash—Under certain management and debt agreements for our hotel properties existing at December 31, 2013, escrow payments are required for insurance, real estate taxes, and debt service. In addition, for certain properties based on the terms of the underlying debt and management agreements, we escrow 4% to 5% of gross revenues for capital improvements.
Franchise Fees—Under franchise agreements for our hotel properties existing at December 31, 2013, we pay franchisor royalty fees between 5% and 5.5% of gross room revenue. Additionally, we pay fees for marketing, reservations, and other related activities aggregating between 2% and 2.5% of gross room revenue and, in some cases, food and beverage revenues. These franchise agreements expire on varying dates between 2017 and 2031. When a franchise term expires, the franchisor has no obligation to renew the franchise. A franchise termination could have a material adverse effect on the operations or the underlying value of the affected hotel due to loss of associated name recognition, marketing support, and centralized reservation systems provided by the franchisor. A franchise termination could also have a material adverse effect on cash available for distribution to shareholders. In addition, if we breach the franchise agreement and the franchisor terminates a franchise prior to its expiration date, we may be liable for up to three times the average annual fees incurred for that property.
Our results of operations included franchise fees of $2.6 million and $2.4 million for the years ended December 31, 2013 and 2012, respectively.
Management Fees—Under management agreements for our hotel properties existing at December 31, 2013, we pay a) monthly property management fees equal to the greater of $10,000 (CPI adjusted since 2003) or 3% of gross revenues, or in some cases 3% to 7% of gross revenues, as well as annual incentive management fees, if applicable, b) market service fees on approved capital improvements, including project management fees of up to 4% of project costs, for certain hotels, and c) other general fees at current market rates as approved by AHT’s independent directors, if required. These management agreements expire from December 31, 2020 through December 31, 2032, with renewal options. If we terminate a management agreement prior to its expiration, we may be liable for estimated management fees through the remaining term, liquidated damages or, in certain circumstances, we may substitute a new management agreement.
Leases—For the years ended December 31, 2013 and 2012, we recognized rent expense of $88,000 and $121,000, respectively, which is included in other expenses in the combined consolidated statements of operations. Future minimum rentals due under non-cancelable leases are as follows for each of the years ending December 31, (in thousands):

2014	$30
2015	21
2016	8
2017	6
2018	5
Thereafter	—
Total	$70
Capital Commitments—At December 31, 2013, we had capital commitments of $2.8 million relating to general capital improvements that are expected to be paid in the next twelve months.
Litigation—The Company is engaged in various legal proceedings which have arisen but have not been fully adjudicated. The likelihood of loss for these legal proceedings, based on definitions within contingency accounting literature, ranges from remote to reasonably possible and to probable. Based on estimates of the range of potential losses associated with these matters, management does not believe the ultimate resolution of these proceedings, either individually or in the aggregate, will have a material adverse effect upon the combined consolidated financial position or results of operations of the Company. However, the final results of legal proceedings cannot be predicted with certainty and if the Company failed to prevail in one or more of these legal matters, and the associated realized losses were to exceed the Company’s current estimates of the range of potential losses, the Company’s combined consolidated financial position or results of operations could be materially adversely affected in future periods.

9. Equity
Noncontrolling Interest in Consolidated Entities—At December 31, 2013 and 2012, noncontrolling interest in consolidated entities represented an ownership interest of 15% in two hotel properties with a total carrying value of $1.0 million and $2.0 million, respectively. Income (loss) from consolidated entities attributable to this noncontrolling interest was $14,000 and $(12,000) for the years ended December 31, 2013 and 2012, respectively.
10. Income Taxes
At December 31, 2013, 13 of our 16 hotel properties were leased byAHT to a wholly-owned taxable corporation while one hotel was owned directly by that same wholly-owned taxable corporation. The remaining 2 properties were owned by a consolidated partnership (in which AHT participates) and leased to two taxable corporations wholly-owned by such consolidated partnership. Income tax expense is prepared on a carve-out basis.
Income tax expense for the taxable corporation that leases and operates 13 of the hotel properties and owns and operates 1 of the hotel properties has been calculated on a separate standalone basis. For 2013 and 2012, the results of the operations of these 14 hotel properties were included in the consolidated tax returns of various jurisdictions for a taxable subsidiary of AHT. Income tax expense for the taxable corporations wholly-owned by a consolidated partnership, which were calculated on a separate standalone basis, have been included in the accompanying combined consolidated financial statements at the same amounts included in AHT’s consolidated financial statements.
The following table reconciles the income tax expense at statutory rates based on the taxable corporations' recognized net book income before income taxes of $1.6 million and $1.1 million for the years ended December 31, 2013 and 2012, respectively, to the actual income tax (expense) benefit recorded (in thousands):

	Year Ended December 31,
	2013	2012
Income tax expense at federal statutory income tax rate of 35%	$(569)	$(393)
State income tax expense, net of federal income tax benefit	(68)	(38)
Valuation allowance	113	(96)
Total income tax expense	$(524)	$(527)
The components of income tax expense are as follows (in thousands):

	Year Ended December 31,
	2013	2012
Current:
Federal	$(466)	$(515)
State	(50)	(54)
Total current	(516)	(569)
Deferred:
Federal	(4)	38
State	(4)	4
Total deferred	(8)	42
Total income tax expense	$(524)	$(527)
For each the years ended December 31, 2013 and 2012, income tax expense did not include any interest and penalties paid to taxing authorities. At December 31, 2013 and 2012, we determined that there were no amounts to accrue for interest and penalties due to taxing authorities.

Our net deferred tax liability consisted of the following (in thousands):

	December 31,
	2013	2012
Deferred tax assets:
Allowance for doubtful accounts	$3	$8
Unearned income	120	86
Unfavorable management contract liability	153	204
Federal and state net operating losses	1,103	1,252
Accrued expenses	59	50
Valuation allowance	(1,165)	(1,279)
Total deferred tax assets	273	321
Deferred tax liability:
Tax property basis less than book basis	(2,071)	(2,112)
Net deferred tax liability	$(1,798)	$(1,791)
With respect to the two taxable corporations wholly-owned by a consolidated partnership, we believe the deferred tax assets are not more likely than not to be realized as a result of a three year history of cumulative losses, the limitation imposed by the Code on the utilization of net operating losses of acquired subsidiaries, and the lack of availability to carry back such losses. With respect to the deferred tax assets associated with the 14 properties leased to a wholly-owned taxable corporation, we believe such deferred tax assets are more likely than not to be realized based on the future reversal of existing taxable temporary differences. Thus, we recorded a valuation allowance of $1.2 million and $1.3 million, at December 31, 2013 and 2012 respectively, to fully offset deferred tax assets of the two taxable corporations wholly-owned by a consolidated partnership. The following table summarizes the changes in the valuation allowance (in thousands):

	Year Ended December 31,
	2013	2012
Balance at beginning of year	$1,279	$1,182
Additions charged to other deferred tax assets	37	97
Deductions	(151)	—
Balance at end of year	$1,165	$1,279
11. Segment Reporting
We operate in one business segment within the hotel lodging industry: direct hotel investments. Direct hotel investments refer to owning hotels through either acquisition or new development. We report operating results of direct hotel investments on an aggregate basis as substantially all of our hotel investments have similar economic characteristics and exhibit similar long-term financial performance. As of December 31, 2013 and 2012, all of our hotel properties were domestically located.
12. Related Party Transactions
AHT has management agreements with Remington Lodging, which is beneficially wholly owned by its chairman and chief executive officer and its chairman emeritus. Under the agreements, AHT pays on behalf of our hotels Remington Lodging a) monthly property management fees equal to the greater of $10,000 (CPI adjusted since 2003) or 3% of gross revenues as well as annual incentive management fees, if certain operational criteria are met, b) project management fees of up to 4% of project costs, c) market service fees including purchasing, design and construction management not to exceed 16.5% of project budget cumulatively, including project management fees, and d) other general fees at current market rates as approved by AHT’s independent directors, if required. These management agreements expire between March 24, 2021 and September 1, 2024, with renewal options.

The following fees were incurred related to the management agreements with Remington Lodging (in thousands):

	Year Ended December 31,
	2013	2012
Property management fees, including incentive property management fees	$1,110	$954
Market service and project management fees	585	775
	$1,695	$1,729
Management agreements with Remington Lodging include exclusivity clauses that requires AHT to engage Remington, unless its independent directors either (i) unanimously vote not to hire Remington or (ii) by a majority vote elect not to engage Remington because either special circumstances exist such that it would be in the best interest of AHT not to engage Remington, or, based on the Remington’s prior performance, it is believed that another manager or developer could perform the management, development or other duties materially better.
The operations of the Company have been principally funded by AHT. AHT uses a centralized approach to cash management and the financing of its operations. During the periods covered by these financial statements, AHT provided the capital to fund our operating and investing activities, which are presented as a component of owner’s equity. Contributions (distributions) from/to AHT, net were $(2.3) million and $629,000 for the years ended December 31, 2013 and 2012, respectively.
As the Company’s financial statements have been carved out of AHT, corporate general and administrative expense represents an allocation of certain AHLP corporate general and administrative costs. See Note 2.
13. Concentration of Risk
Our investments are all concentrated within the hotel industry. Our investment strategy is to acquire primarily premium branded select-service hotels, including extended stay hotels located in U.S. and international markets. At present, all of our hotels are located domestically with two hotels located in the Orlando, FL area comprising 25.9% of total revenues for the year ended December 31, 2013, three hotels located in the Washington, D.C. area comprising 14.2% of total revenues for the year ended December 31, 2013, two hotels located in Palm Desert, CA comprising 10.0 % of total revenues for the year ended December 31, 2013 and two hotels in Manchester, CT comprising 8.2% of total revenues for the year ended December 31, 2013. During 2013, the Orlando Residence inn Sea World hotel generated revenues in excess of 10% of total revenues amounting to 16.2% of total hotel revenue.
Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We are exposed to credit risk with respect to cash held at various financial institutions. At December 31, 2013, our exposure risk related to our cash is spread among a diversified group of investment grade financial institutions.
14. Subsequent Events
On May 1, 2014, AHT refinanced our $5.1 million loan due May 2014 with a $6.9 million loan due May 2024, with no extension options. The new loan provides for a fixed interest rate of 4.99%. The new loan continues to be secured by the same hotel property, the Courtyard Hartford-Manchester in Manchester, Connecticut.
On July 25, 2014, AHT completed the financing for two of our mortgage loans. The first loan, totaling $62.9 million, has a two-year initial term with three one-year extension options and provides for a floating interest rate of LIBOR +4.35%. It is secured by the Las Vegas Residence Inn, the BWI Airport SpringHill Suites, the Gaithersburg SpringHill Suites, the Tipton Lakes Courtyard Columbus and the Centreville SpringHill Suites. The second loan, totaling $67.5 million, has a ten-year term and provides for a fixed interest rate of 5.2%. It is secured by the Lake Buena Vista Residence Inn Orlando, the Louisville Courtyard and the Fort Lauderdale Courtyard.
On January 2, 2015, AHT completed the financing for two of our mortgage loans totaling $79.4 million, which are secured by the Courtyard Overland Park, Residence Inn Salt Lake City Cottonwood, Residence Inn Orlando Sea World, Courtyard Palm Desert and Residence Inn Palm Desert. The new loans each provide for a fixed interest rate of 4.45% with a ten-year term.

THE ASHFORD HOSPITALITY SELECT HOTELS
CONDENSED COMBINED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Investments in hotel properties, net	$281,532	$283,445
Cash and cash equivalents	4,767	9,148
Restricted cash	19,425	2,029
Accounts receivable, net of allowance of $14 and $7, respectively	2,409	2,161
Inventories	68	57
Deferred costs, net	2,722	859
Prepaid expenses	1,212	866
Derivative assets	40	—
Other assets	110	102
Due from third-party hotel managers	1,796	6,360
Total assets	$314,081	$305,027
Liabilities and Equity
Liabilities:
Indebtedness	$155,336	$23,275
Accounts payable and accrued expenses	5,724	4,504
Unfavorable management contract liabilities	297	395
Due to related party, net	191	134
Due to third-party hotel managers	51	143
Deferred tax liability, net	1,742	1,798
Other liabilities	294	307
Total liabilities	163,635	30,556
Commitments and contingencies (Note 8)
Equity:
Owner’s equity of the Company	149,646	273,424
Noncontrolling interest in consolidated entities	800	1,047
Total equity	150,446	274,471
Total liabilities and equity	$314,081	$305,027
See Notes to Condensed Combined Consolidated Financial Statements.

THE ASHFORD HOSPITALITY SELECT HOTELS
CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Nine Months Ended September 30,
	2014	2013
	(Unaudited)
Revenue
Rooms	$60,598	$56,218
Food and beverage	1,916	1,924
Other	1,311	1,307
Total hotel revenue	63,825	59,449
Expenses
Hotel operating expenses:
Rooms	15,216	14,258
Food and beverage	1,456	1,340
Other expenses	18,462	17,115
Management fees	3,467	3,428
Total hotel expenses	38,601	36,141
Property taxes, insurance and other	3,364	3,394
Depreciation and amortization	9,796	9,131
Corporate general and administrative	4,261	4,143
Total expenses	56,022	52,809
Operating income	7,803	6,640
Interest income	6	6
Interest expense and amortization of loan costs	(10,031)	(9,909)
Write-off of loan costs and exit fees	(3,415)	—
Unrealized loss on derivatives	(29)	—
Loss before income taxes	(5,666)	(3,263)
Income tax expense	(307)	(393)
Net loss	(5,973)	(3,656)
Income from consolidated entities attributable to noncontrolling interest	(8)	(19)
Net loss attributable to the Company	$(5,981)	$(3,675)
See Notes to Condensed Combined Consolidated Financial Statements.

THE ASHFORD HOSPITALITY SELECT HOTELS
CONDENSED COMBINED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Nine Months Ended September 30,
	2014	2013
	(Unaudited)
Net loss	$(5,981)	$(3,675)
Other comprehensive income, net of tax:
Total other comprehensive income	—	—
Total comprehensive loss	(5,981)	(3,675)
Comprehensive income attributable to a noncontrolling interest in consolidated entities	(8)	(19)
Comprehensive loss attributable to the Company	$(5,989)	$(3,694)
See Notes to Condensed Combined Consolidated Financial Statements.

THE ASHFORD HOSPITALITY SELECT HOTELS
CONDENSED COMBINED CONSOLIDATED STATEMENT OF EQUITY
(unaudited)
(in thousands)

	Owner’s Equity	Noncontrolling Interest in Consolidated Entities	Total
Balance at January 1, 2014	$273,424	$1,047	$274,471
Distributions to a noncontrolling interest	—	(255)	(255)
Net income (loss)	(5,981)	8	(5,973)
Distributions to owner, net	(117,797)	—	(117,797)
Balance at September 30, 2014	$149,646	$800	$150,446
See Notes to Condensed Combined Consolidated Financial Statements.

THE ASHFORD HOSPITALITY SELECT HOTELS
CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2014	2013
	(unaudited)
Cash Flows from Operating Activities
Net loss	$(5,973)	$(3,656)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation and amortization	9,796	9,131
Amortization of loan costs	471	578
Amortization of intangibles	(98)	(99)
Bad debt expense	33	49
Deferred tax expense (benefit)	(56)	5
Write-off of deferred loan costs	3,415	—
Unrealized loss on derivatives	29	—
Changes in operating assets and liabilities—
Restricted cash	(6,971)	(177)
Accounts receivable and inventories	(301)	(289)
Prepaid expenses and other assets	(354)	399
Accounts payable and accrued expenses	1,744	1,220
Other liabilities	—	200
Due to/from related party	57	(171)
Due to/from third-party hotel managers	4,472	(1,648)
Net cash provided by operating activities	6,264	5,542
Cash Flows from Investing Activities
Improvements and additions to hotel properties	(7,454)	(3,885)
Restricted cash related to improvements and additions to hotel properties	(10,425)	(90)
Proceeds from insurance claims	43	14
Net cash used in investing activities	(17,836)	(3,961)
Cash Flows from Financing Activities
Borrowings on indebtedness	137,320	—
Repayments of indebtedness	(5,259)	(253)
Payments of loan costs and exit fees	(2,057)	—
Payments for derivatives	(69)	—
Distributions to owner, net	(121,509)	(913)
Distributions to a noncontrolling interest in consolidated entities	(1,235)	—
Net cash provided by (used in) financing activities	7,191	(1,166)
Net change in cash and cash equivalents	(4,381)	415
Cash and cash equivalents at beginning of period	9,148	2,529
Cash and cash equivalents at end of period	$4,767	$2,944
Supplemental Cash Flow Information
Interest paid	$8,931	$8,779
Income taxes paid	$—	$16
Supplemental Disclosure of Non Cash Investing and Financing Activities
Financed insurance premiums	$—	$780
Non cash contribution from owner	$3,712	$526
Accrued but unpaid capital expenditures	$532	$101
See Notes to Condensed Combined Consolidated Financial Statements.

THE ASHFORD HOSPITALITY SELECT HOTELS
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Ashford Hospitality Trust, Inc. (“AHT”) is a self-advised real estate investment trust (“REIT”) as defined in the Internal Revenue Code (“Code”) and was formed in Maryland on May 13, 2003. AHT commenced operations in August 2003 and has been focused on investing in the hospitality industry across all segments and in all methods including direct real estate, securities, equity, and debt. AHT owns its lodging investments and conducts its business through the majority-owned Ashford Hospitality Limited Partnership (“AHLP”), an operating partnership that was formed in Delaware on May 13, 2003. The general partner of AHLP is Ashford OP Limited Partner LLC, a Delaware limited liability company. AHLP will continue into perpetuity unless earlier dissolved or terminated pursuant to law or the provisions of the AHLP limited partnership agreement. The accompanying condensed combined consolidated financial statements include the accounts of certain wholly-owned and majority owned subsidiaries of AHLP that own and operate 16 hotels in ten states. The portfolio includes 14 wholly-owned hotel properties and two hotel properties that are owned through a partnership in which AHT has an 85% controlling interest with Interstate Hotels & Resorts, Inc. ("Interstate") holding the remaining 15%. These hotels represent 2,560 total rooms, or 2,533 net rooms, excluding those attributable to our partner. As of September 30, 2014, 13 of the 16 hotel properties were leased by AHT’s indirect wholly-owned subsidiaries that are treated as taxable REIT subsidiaries ("TRS") for federal income tax purposes, one was owned by an AHT indirect wholly-owned subsidiary that is treated as a TRS and two hotel properties owned through a consolidated partnership were leased to two TRSs wholly-owned by such consolidated partnership. Each leased hotel is leased under a percentage lease that provides for each lessee to pay in each calendar month the base rent plus, in each calendar quarter, percentage rent, if any, based on hotel revenues. Lease revenue from the TRS is eliminated in combination and/or consolidation. The hotels are operated under management contracts with Marriott International, Inc., Interstate and Remington Lodging and Hospitality LLC, together with its affiliates ("Remington Lodging"), which is beneficially owned owned by Mr. Monty J. Bennett, AHT's Chairman and Chief Executive Officer and Mr. Archie Bennett, Jr., AHT's Chairman Emeritus, which are eligible independent contractors under the Code.
With respect to 14 of the 16 hotels, the accompanying condensed combined consolidated financial statements include the accounts of the following subsidiaries of AHT:

1.	Ashford Buena Vista LP
2.	Ashford Louisville LP
3.	Ashford Tipton Lakes LP
4.	Ashford Jacksonville IV LP
5.	Ashford Orlando Sea World LP
6.	Ashford Salt Lake LP
7.	Ashford Overland Park LP
8.	Ashford Ruby Palm Desert I LP
9.	Ashford Gaithersburg LP
10.	Ashford Centerville LP
11.	Ashford Ft. Lauderdale Weston I LLC
12.	Ashford Ft. Lauderdale Weston II LLC
13.	Ashford Ft. Lauderdale Weston III LLC
14.	Ashford LV Hughes Center LP
15.	Ashford BWI Airport LP
With respect to 14 of the 16 hotels, the accompanying condensed combined consolidated financial statements include certain of the accounts of the following subsidiaries of AHT:

1.	Ashford TRS Lessee I LLC
2.	Ashford TRS VI Corporation
3.	Ashford TRS Pool I LLC (through 7/25/14)
4.	Ashford TRS Lessee III LLC (through 7/25/14)
5.	Ashford TRS Sapphire LLC (through 7/25/14)
6.	Ashford TRS Pool B LLC (after 7/25/14)
7.	Ashford TRS Pool C1 LLC (after 7/25/14)

With respect to the other two hotels, the accompanying condensed combined consolidated financial statements include the accounts of Ashford IHC Partners, LP and its subsidiaries which include:

1.	RI Manchester Hotel Partners, LP
2.	CY Manchester Hotel Partners, LP
3.	RI Manchester Tenant Corporation
4.	CY Manchester Tenant Corporation
5.	CY-CIH Manchester Parent, LLC
6.	RI-CIH Manchester Parent, LLC
The 16 hotels which are owned and operated through each of the aforementioned entities are collectively referred to as “The Ashford Hospitality Select Hotels”. In this report, the terms “the Company,” “we,” “us” or “our” refers to The Ashford Hospitality Select Hotels.
2. Significant Accounting Policies
Basis of Presentation and Principles of Combination and Consolidation—The accompanying historical unaudited condensed combined consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial information and with instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These historical condensed combined consolidated financial statements of The Ashford Hospitality Select Hotels have been “carved out” of AHT’s consolidated financial statements and reflect significant assumptions and allocations. The hotels are under AHT’s common control. The condensed combined consolidated financial statements were prepared using the financial position and results of operations of the entities set forth above after adjustments for certain ownership related activities that have been historically accounted for by AHT. These ownership activities include mortgage indebtedness associated with the 16 hotels, debt related expenses and other owner related expenses. In addition, the condensed combined consolidated statements of operations include allocations of corporate general and administrative expenses from AHT, which in the opinion of management, are reasonable. The historical financial information is not necessarily indicative of the Company’s future results of operations, financial position and cash flows. All significant inter-company accounts and transactions between combined consolidated entities have been eliminated in these historical condensed combined consolidated financial statements. These historical condensed combined consolidated financial statements and related notes should be read in conjunction with the historical audited combined consolidated financial statements included in this document.
The following items affect reporting comparability related to our historical condensed combined consolidated financial statements:

•
Historical seasonality patterns at some of our properties cause fluctuations in our overall operating results. Consequently, operating results for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the year ended December 31, 2014.

Subsequent events have been evaluated through January 29, 2015, the date the Company issued its financial statements.
Use of Estimates—The preparation of these condensed combined consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents—Cash and cash equivalents include cash on hand or held in banks and short-term investments with an initial maturity of three months or less at the date of purchase.
Restricted Cash—Restricted cash includes reserves for debt service, real estate taxes, and insurance, as well as excess cash flow deposits and reserves for furniture, fixtures, and equipment replacements of approximately 4% to 5% of property revenue for certain hotels, as required by certain management or mortgage debt agreement restrictions and provisions. For purposes of the condensed combined consolidated statements of cash flows, changes in restricted cash caused by using such funds for debt service, real estate taxes and insurance are shown as operating activities. Changes in restricted cash caused by using such funds for furniture, fixtures and equipment replacements are included in cash flows from investing activities.

Accounts Receivable—Accounts receivable consists primarily of hotel guest receivables. We generally do not require collateral. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of guests to make required payments for services. The allowance is maintained at a level believed adequate to absorb estimated receivable losses. The estimate is based on past receivable loss experience, known and inherent credit risks, current economic conditions, and other relevant factors, including specific reserves for certain accounts.
Inventories—Inventories, which primarily consist of food, beverages, and gift store merchandise, are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.
Investments in Hotel Properties—Hotel properties are generally stated at cost. For hotel properties owned through our majority-owned entities, the carrying basis attributable to the partners’ minority ownership is recorded at historical cost, net of any impairment charges, while the carrying basis attributable to our majority ownership is recorded based on the allocated purchase price of our ownership interests in the entities. All improvements and additions which extend the useful life of the hotel properties are capitalized.
Impairment of Investments in Hotel Properties—Hotel properties are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of the hotel is measured by comparison of the carrying amount of the hotel to the estimated future undiscounted cash flows, which take into account current market conditions and our intent with respect to holding or disposing of the hotel. If our analysis indicates that the carrying value of the hotel is not recoverable on an undiscounted cash flow basis, we recognize an impairment charge for the amount by which the property’s net book value exceeds its estimated fair value, or fair value, less cost to sell. In evaluating the impairment of hotel properties, we make many assumptions and estimates, including projected cash flows, expected holding period and expected useful life. Fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions and third-party appraisals, where considered necessary. During the nine months ended September 30, 2014 and 2013, we have not recorded any impairment charges.
Assets Held for Sale and Discontinued Operations—We classify assets as held for sale when we have obtained a firm commitment from a buyer, and consummation of the sale is considered probable and expected within one year. The related operations of assets held for sale are reported as discontinued if a) such operations and cash flows can be clearly distinguished, both operationally and financially, from our ongoing operations, b) such operations and cash flows will be eliminated from ongoing operations once the disposal occurs, and c) we will not have any significant continuing involvement subsequent to the disposal.
Deferred Costs, net—Deferred loan costs are recorded at cost and amortized over the terms of the related indebtedness using the effective interest method.
Derivative Instruments and Hedging—Interest rate derivatives include interest rate caps, which are designated as cash flow hedges, and provide us with interest rate protection above the strike rate on the cap and result in us receiving interest payments when actual rates exceed the cap strike rate. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. These derivatives are subject to master netting settlement arrangements. As the derivatives are subject to master netting settlement arrangements, we report derivatives with the same counterparty net on the condensed combined consolidated balance sheets.
Derivatives are recorded at fair value in accordance with the applicable authoritative accounting guidance. For interest rate derivatives designated as cash flow hedges, the effective portion of changes in the fair value is reported as a component of “Accumulated Other Comprehensive Loss” (“OCI”) in the equity section of the condensed combined consolidated balance sheets. The amount recorded in OCI is reclassified to interest expense in the same period or periods during which the hedged transaction affects earnings, while the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings as “Unrealized loss on derivatives” in the condensed combined consolidated statements of operations.
Due to/from Related Party—Due to/from related party represents current receivables and payables resulting from transactions related to hotel management, project management and market services with Remington Lodging. Due to/from related party is generally settled within a period not exceeding one year.
Due to/from Third-Party Hotel Managers—Due from third-party hotel managers primarily consists of amounts due from Marriott related to cash reserves held at the Marriott corporate level related to operating, capital improvements, insurance, real estate taxes, and other items. Due to third-party hotel managers primarily consists of amounts due to Marriott and/or Interstate related to rebilled expenses.

Unfavorable Management Contract Liabilities—A management agreement assumed by AHT in an acquisition of a hotel in 2007 has terms that are more favorable to the respective manager than typical market management agreements at the acquisition date. As a result, AHT recorded an unfavorable contract liability related to that management agreement totaling $1.3 million based on the present value of expected cash outflows over the initial term of the related agreement. The unfavorable contract liability is amortized as a reduction to incentive management fees on a straight-line basis over the initial term of the related agreement.
Noncontrolling Interest in Consolidated Entities—The noncontrolling interest in a consolidated entities represents an ownership interest of 15% in two hotel properties at September 30, 2014 and December 31, 2013 and is reported in equity in the condensed combined consolidated balance sheets.
Income/loss from consolidated entities attributable to noncontrolling interest in our consolidated entities are reported as deductions/additions from/to net income/loss. Comprehensive income/loss attributable to these noncontrolling interest is reported as reductions/additions from/to comprehensive income/loss.
The total carrying value of the noncontrolling interest in consolidated entities was $800,000 and $1.0 million at September 30, 2014 and December 31, 2013, respectively. Noncontrolling interest in consolidated entities were allocated income of $8,000 and $19,000 for the nine months ended September 30, 2014 and 2013, respectively.
Revenue Recognition—Hotel revenues, including room, food, beverage, and ancillary revenues such as long-distance telephone service, laundry, parking and space rentals, are recognized when services have been rendered. Taxes collected from customers and submitted to taxing authorities are not recorded in revenue.
Corporate General and Administrative Expense—Corporate general and administrative expense represents an allocation of certain AHT corporate general and administrative costs including salaries and benefits, stock based compensation, legal and professional fees, rent expense, insurance expense and office expenses. The costs were allocated based on the pro rata share of our net investments in hotel properties in relation to AHT’s net investments in hotel properties for all indirect costs. All direct costs associated with the operations of the 16 hotel properties are included in the combined consolidated financial statements.
The operations of the Company have been principally funded by AHT. AHT uses a centralized approach to cash management and the financing of its operations. During the periods covered by these financial statements, AHT provided the capital to fund our operating and investing activities, which are presented as a component of owner’s equity. Distributions to AHT, net were $117.8 million and $387,000 for the nine months ended September 30, 2014 and 2013, respectively.
Income Taxes—The Company’s financial statement income and taxable income have been “carved out of” of AHLP and prepared on a separate return basis. The combined consolidated entities that operate our 16 hotels and own one of our hotels are considered taxable corporations for U.S. federal, state and city income tax purposes. The consolidated entities that operate the two hotels owned by our consolidated partnership elected to be treated as taxable REIT subsidiaries (“TRS”) in April 2007 when the related partnership interest was acquired by AHT. The other entities that own our hotels are considered partnerships for federal income tax purposes. Partnerships are not subject to U.S. federal income taxes. These partnerships’ revenues and expenses pass through to and are taxes on the owners. The states and cities where the partnerships operate generally follow the U.S. federal income tax treatment. Accordingly, we have not provided for income taxes for the partnerships.
In accordance with authoritative accounting guidance, we account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. In addition, the analysis utilized by us in determining our deferred tax asset valuation allowance involves considerable management judgment and assumptions. Income tax expense in the accompanying condensed combined consolidated financial statements was calculated on a “carve-out” basis from AHT.
The “Income Taxes” Topic of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification addresses the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The guidance requires us to determine whether tax positions we have taken or expect to take in a tax return are more likely than not to be sustained upon examination by the appropriate taxing authority based on the technical merits of the positions. Tax positions that do not meet the more likely than not threshold would be recorded as additional tax expense in the current period. We analyze all open tax years, as defined by the statute of limitations for each jurisdiction, which includes the federal jurisdiction and various states. We classify interest and penalties related to underpayment of income taxes as income tax expense. We and our subsidiaries will file income tax returns in the U.S. federal jurisdiction and various states and cities. Tax years 2011 through 2014 remain subject to potential examination by certain federal and state taxing authorities.

Recently Adopted Accounting Standards—In May 2011, the FASB issued accounting guidance for common fair value measurement and disclosure requirements. The guidance requires disclosures of (i) quantitative information about the significant unobservable inputs used for level 3 measurements; (ii) description of the valuation processes surrounding level 3 measurements; (iii) narrative description of the sensitivity of recurring level 3 measurements to unobservable inputs; (iv) hierarchy classification for items whose fair value is only disclosed in the footnotes; and (v) any transfers between level 1 and 2 of the fair value hierarchy. The new accounting guidance was effective during interim and annual periods beginning after December 15, 2011. We have adopted this accounting guidance and provided the additional required disclosures in Notes 6 and 7. The adoption of this accounting guidance did not affect our financial position or results of operations.
In December 2011, the FASB issued accounting guidance to clarify how to determine whether a reporting entity should derecognize the in substance real estate upon loan defaults when it ceases to have controlling interest in a subsidiary that is in substance real estate. Under this guidance, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related non-recourse indebtedness. That is, even if the reporting entity ceases to have a controlling financial interest, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary’s operations in its financial statements until legal title to the real estate is transferred to legally satisfy the debt. The new accounting guidance is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. Early adoption is permitted. This guidance was adopted early. The adoption of this accounting guidance did not affect our financial position or results of operations.
In December 2011 and further amended in November 2012, the FASB issued accounting guidance to require disclosures about offsetting assets and liabilities. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements that are either netted on the balance sheet or subject to an enforceable master netting agreement or similar arrangement. The new accounting guidance is effective for fiscal years, and interim periods within those years, beginning after January 1, 2013 and the disclosures should be reported retrospectively for all comparative periods presented. The adoption of this accounting guidance did not have a material impact on our financial position and results of operations.
Recently Issued Accounting Standards—In April 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). ASU 2014-08 revises the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results, removing the lack of continuing involvement criteria and requiring discontinued operations reporting for the disposal of an equity method investment that meets the definition of discontinued operations. The update also requires expanded disclosures for discontinued operations, including disclosure of pretax profit or loss of an individually significant component of an entity that does not qualify for discontinued operations reporting. ASU 2014-08 is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. Upon adoption of this standard, we will be required to evaluate whether a disposal meets the discontinued operations requirements under ASU 2014-08. We will make the additional disclosures upon adoption. Upon adoption, we anticipate that the operations of sold hotel properties through the date of their disposal will be included in continuing operations.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 is a comprehensive new revenue recognition model, which requires a company to recognize revenue to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration the company expects to receive in exchange for those goods or services. The update will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. ASU 2014-09 is effective for fiscal periods beginning after December 15, 2016. Early adoption is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our combined consolidated financial statements and related disclosures. We have not yet selected a transition method.
In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), to provide guidance on management's responsibility to perform interim and annual assessments of an entity’s ability to continue as a going concern and to provide related disclosure requirements. ASU 2014-15 applies to all entities and is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. We do not expect the adoption of this standard will have an impact on our financial position, results of operations or cash flows.

3. Investments in Hotel Properties, net
Investments in hotel properties, net consisted of the following (in thousands):

	September 30, 2014	December 31, 2013
Land	$52,590	$52,590
Buildings and improvements	282,487	279,730
Furniture, fixtures and equipment	22,457	20,684
Construction in progress	1,494	1,297
Total cost	359,028	354,301
Accumulated depreciation	(77,496)	(70,856)
Investments in hotel properties, net	$281,532	$283,445
4. Indebtedness
Indebtedness was as follows (in thousands):

Indebtedness	Collateral	Maturity	Interest Rate	September 30, 2014	December 31, 2013
Mortgage loan(2) (3)	1 hotel	May 2014	8.32%	$—	$5,075
Mortgage loan(2)	5 hotels	August 2016	LIBOR (1) +4.35%	62,900	—
Mortgage loan	1 hotel	January 2024	5.49%	7,337	7,400
Mortgage loan	1 hotel	January 2024	5.49%	10,709	10,800
Mortgage loan(3)	1 hotel	May 2024	4.99%	6,870	—
Mortgage loan	3 hotels	August 2024	5.20%	67,520	—
Total				$155,336	$23,275
________

(1)	LIBOR rates were 0.157% at September 30, 2014.

(2)	This mortgage loan has three one-year extension options subject to satisfaction of certain conditions.

(3)	On May 1, 2014, AHT refinanced our $5.1 million loan due May 2014 with a $6.9 million loan due May 2024 with no extension options. The new loan provides for a fixed interest rate of 4.99%.
As of September 30, 2014 and December 31, 2013, AHT held mortgage loans of $79.3 million and $199.7 million, respectively, in which certain of our properties were held as collateral with other hotel properties of AHT which have been excluded from our indebtedness. Additionally, the restricted cash balances and deferred loan costs are also excluded. These amounts are not included in our financial position as we are not the sole obligor on the various loan pools. The related interest expense and amortization of loan costs associated with these loans is included in our results of operations for the nine months ended September 30, 2014 and 2013.
On July 25, 2014, AHT completed the financing for two of our mortgage loans. The first loan, totaling $62.9 million, has a two-year initial term with three one-year extension options and provides for a floating interest rate of LIBOR +4.35%. It is secured by the Las Vegas Residence Inn, the BWI Airport SpringHill Suites, the Gaithersburg SpringHill Suites, the Tipton Lakes Courtyard Columbus and the Centreville SpringHill Suites. The second loan, totaling $67.5 million, has a ten-year term and provides for a fixed interest rate of 5.2%. It is secured by the Lake Buena Vista Residence Inn Orlando, the Louisville Courtyard and the Fort Lauderdale Courtyard.
On May 1, 2014, AHT refinanced our $5.1 million loan due May 2014 with a $6.9 million loan due May 2024, with no extension options. The new loan provides for a fixed interest rate of 4.99%. The new loan continues to be secured by the same hotel property, the Courtyard Hartford-Manchester in Manchester, Connecticut.
The assets of certain of our subsidiaries are pledged under non-recourse indebtedness and are not available to satisfy the debts and other obligations of the combined consolidated group. Presently, our existing covenants are non-recourse. As of September 30, 2014, we were in compliance in all material respects with all covenants or other requirements set forth in our debt agreements as amended.

5. Derivative Instruments and Hedging
Interest Rate Derivatives—We are exposed to risks arising from our business operations, economic conditions and financial markets. To manage the risks, we primarily use interest rate derivatives to hedge our debt as a way to potentially improve cash flows. The interest rate derivatives include interest rate caps, which are subject to master netting settlement arrangements. All derivatives are recorded at fair value.
In 2014, AHT entered into our interest rate caps with total notional amounts of $102.0 million to cap the interest rates on mortgage loans with maturities between May 2015 and August 2016 and strike rates between 2.25% and 2.59%. These instruments had total costs of $69,000 and were not designated as cash flow hedges. At September 30, 2014, floating interest rate mortgage loans with principal balances of $62.9 million were capped by interest rate hedges. At December 31, 2013 and during 2013, there were no interest rate caps.
6. Fair Value Measurements
Fair Value Hierarchy—Our financial instruments measured at fair value either on a recurring or a non-recurring basis are classified in a hierarchy for disclosure purposes consisting of three levels based on the observability of inputs in the market place as discussed below:

•
Level 1: Fair value measurements that are quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets.

•
Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•
Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability.

The fair values of interest rate caps are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rates of the caps. The variable interest rates used in the calculation of projected receipts on the caps are based on an expectation of future interest rates derived from observable market interest rate curves (LIBOR forward curves) and volatilities (the Level 2 inputs). We also incorporate credit valuation adjustments (the Level 3 inputs) to appropriately reflect both our own non-performance risk and the respective counterparty’s non-performance risk in the fair value measurements.
We have determined that when a majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy. However, when the valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counter-parties, which we consider significant (10% or more) to the overall valuation of our derivatives, the derivative valuations in their entirety are classified in Level 3 of the fair value hierarchy. Transfers of inputs between levels are determined at the end of each reporting period.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table presents our assets and liabilities measured at fair value on a recurring basis aggregated by the level within which measurements fall in the fair value hierarchy (in thousands):

	Significant Other Observable Inputs (Level 2)	Total
September 30, 2014
Assets
Derivative assets:
Interest rate derivatives	$40	$40	(1)

December 31, 2013
Assets
Derivative assets:
Interest rate derivatives	$—	$—	(1)

(1)	Reported as “Derivative assets” in the condensed combined consolidated balance sheets.
Effect of Fair Value Measured Assets and Liabilities on Condensed Combined Consolidated Statements of Operations
The following tables summarizes the effect of fair value measured assets and liabilities on the condensed combined consolidated statements of operations for the nine months ended September 30, 2014 and 2013 (in thousands):

	Gain or (Loss) Recognized in Income Nine Months Ended September 30,
	2014		2013
Assets
Derivative assets:
Interest rate derivatives	$(29)	(1)	$—	(1)

(1)	Reported as “Unrealized loss on derivatives” in the condensed combined consolidated statements of operations.

7. Summary of Fair Value of Financial Instruments
Determining the estimated fair values of certain financial instruments such as indebtedness requires considerable judgment to interpret market data. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Accordingly, the estimates presented are not necessarily indicative of the amounts at which these instruments could be purchased, sold or settled. The carrying amounts and estimated fair values of financial instruments were as follows (in thousands):

	September 30, 2014		December 31, 2013
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets measured at fair value:
Derivative assets	$40	$40	$—	$—
Financial assets not measured at fair value:
Cash and cash equivalents	$4,767	$4,767	$9,148	$9,148
Restricted cash	$19,425	$19,425	$2,029	$2,029
Accounts receivable	$2,409	$2,409	$2,161	$2,161
Due from third-party hotel managers	$1,796	$1,796	$6,360	$6,360
Financial liabilities not measured at fair value:
Indebtedness	$155,336	$154,730 to $171,018	$23,275	$24,325 to $26,886
Accounts payable and accrued expenses	$5,724	$5,724	$4,504	$4,504
Due to related party, net	$191	$191	$134	$134
Due to third-party hotel managers	$51	$51	$143	$143
Cash, cash equivalents and restricted cash. These financial assets bear interest at market rates and have maturities of less than 90 days. The carrying values approximate fair value due to the short-term nature of these financial instruments. This is considered a Level 1 valuation technique.
Accounts receivable, Accounts payable and accrued expenses, due to/from third-party hotel managers and due to related party, net. The carrying values of these financial instruments approximate their fair values due to the short-term nature of these financial instruments. This is considered a Level 1 valuation technique.
Derivative assets. Fair value of the interest rate derivatives are determined using the net present value of the expected cash flows of each derivative based on the market-based interest rate curve and adjusted for credit spreads of the Company and the counterparties. See Notes 2, 5 and 6 for a complete description of the methodology and assumptions utilized in determining fair values.
Indebtedness. Fair value of indebtedness is determined using future cash flows discounted at current replacement rates for these instruments. Cash flows are determined using a forward interest rate yield curve. The current replacement rates are determined by using the U.S. Treasury yield curve or the index to which these financial instruments are tied, and adjusted for the credit spreads. Credit spreads take into consideration general market conditions, maturity and collateral. We estimated the fair value of the total indebtedness to be approximately 99.6% to 110.1% of the carrying value of $155.3 million at September 30, 2014, and approximately 104.5% to 115.5% of the carrying value of $23.3 million at December 31, 2013. This is considered a Level 2 valuation technique.
8. Commitments and Contingencies
Restricted Cash—Under certain management and debt agreements for our hotel properties existing at September 30, 2014, escrow payments are required for insurance, real estate taxes, and debt service. In addition, for certain properties based on the terms of the underlying debt and management agreements, we escrow 4% to 5% of gross revenues for capital improvements.
Franchise Fees—Under franchise agreements for our hotel properties existing at September 30, 2014, we pay franchisor royalty fees between 5% and 5.5% of gross room revenue. Additionally, we pay fees for marketing, reservations, and other related activities aggregating between 2% and 2.5% of gross room revenue and, in some cases, food and beverage revenues. These franchise agreements expire on varying dates between 2017 and 2031. When a franchise term expires, the franchisor has no obligation to renew the franchise. A franchise termination could have a material adverse effect on the operations or the underlying value of the affected hotel due to loss of associated name recognition, marketing support, and centralized reservation systems provided by the franchisor. A franchise termination could also have a material adverse effect on cash available for distribution to shareholders. In addition, if we breach the franchise agreement and the franchisor terminates a franchise prior to its expiration date, we may be liable for up to three times the average annual fees incurred for that property.
Our results of operations included franchise fees of $2.5 million and $1.9 million for the nine months ended September 30, 2014 and 2013, respectively.
Management Fees—Under management agreements for our hotel properties existing at September 30, 2014, we pay a)monthly property management fees equal to the greater of $10,000 (CPI adjusted since 2003) or 3% of gross revenues, or in some cases 3% to 7% of gross revenues, as well as annual incentive management fees, if applicable, b) market service fees on approved capital improvements, including project management fees of up to 4% of project costs, for certain hotels, and c) other general fees at current market rates as approved by AHT’s independent directors, if required. These management agreements expire from December 31, 2020 through December 31, 2032, with renewal options. If we terminate a management agreement prior to its expiration, we may be liable for estimated management fees through the remaining term, liquidated damages or, in certain circumstances, we may substitute a new management agreement.
Litigation—The Company is engaged in various legal proceedings which have arisen but have not been fully adjudicated. The likelihood of loss for these legal proceedings, based on definitions within contingency accounting literature, ranges from remote to reasonably possible and to probable. Based on estimates of the range of potential losses associated with these matters, management does not believe the ultimate resolution of these proceedings, either individually or in the aggregate, will have a material adverse effect upon the combined consolidated financial position or results of operations of the Company. However, the final results of legal proceedings cannot be predicted with certainty and if the Company failed to prevail in one or more of these legal matters, and the associated realized losses were to exceed the Company’s current estimates of the range of potential losses, the Company’s combined consolidated financial position or results of operations could be materially adversely affected in future periods.
9. Segment Reporting
We operate in one business segment within the hotel lodging industry: direct hotel investments. Direct hotel investments refer to owning hotels through either acquisition or new development. We report operating results of direct hotel investments on an aggregate basis as substantially all of our hotel investments have similar economic characteristics and exhibit similar long-term financial performance. As of September 30, 2014 and December 31, 2013, all of our hotel properties were domestically located.
10. Subsequent Event
On January 2, 2015, AHT completed the financing for two of our mortgage loans totaling $79.4 million, which are secured by the Courtyard Overland Park, Residence Inn Salt Lake City Cottonwood, Residence Inn Orlando Sea World, Courtyard Palm Desert and Residence Inn Palm Desert. The new loans each provide for a fixed interest rate of 4.45% with a ten-year term.